EXHIBIT 99.1

155 EAST TROPICANA APPOINTS GARY GREGG CHIEF OPERATING OFFICER

Las Vegas, NV — November 2, 2006 — 155 East Tropicana, LLC (the “Company”) today announced today that Gary A. Gregg has been appointed Chief Operating Officer, effective October 30, 2006.  Michael Hessling, who has been serving as President and Chief Operating Officer, will remain President of the company.

Mr. Gregg has nearly two decades of senior-level experience in casino management and a demonstrated track record of optimizing performance of various properties.  He served as the General Manager of the Hollywood Casino Shreveport located in northern Louisiana, where he was responsible for all casino, hotel and dining and entertainment operations, including 30,000 square feet of gaming space and a 400-room hotel.  Before that he served as the General Manager of the Regency Casino by Hyatt in Thessaloniki, Greece, the largest casino in Europe. Mr. Gregg also served in several executive positions at the Hilton Hotels Corporation, including President of the Las Vegas Hilton and President of the Flamingo Hilton Laughlin.

Mr. Neil Kiefer, Chief Executive Officer, commented, “We are truly pleased to welcome someone with Gary’s knowledge and experience to our team. His operational expertise and familiarity with all aspects of property management should serve us well as we look to enhance the performance of the Hooters Casino Hotel and realize the full potential of our brand.  We look forward to his contributions and are delighted to have him on board.”

About 155 East Tropicana, LLC

155 East Tropicana, LLC owns the Hooters Casino Hotel in Las Vegas, Nevada. The property is located one-half block from the intersection of Tropicana Avenue and Las Vegas Boulevard, a major intersection on the Las Vegas Strip. The Hooters Casino Hotel features 696 hotel rooms and an approximately 29,000 square-foot casino. Additional information about the Company can be found at the Company’s website, www.hooterscasinohotel.com.

Forward-Looking Statements

This release contains certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995.  Actual results in future periods may differ materially from forward-looking statements made today because of a number of risks and uncertainties, including, but not limited to, risks related to our substantial level of debt and our debt obligations and covenants; the implementation of the Company’s business and marketing strategies; the Company’s short operating history; its dependence on one gaming site; changes in and challenges to gaming laws and regulations; competition; changes in federal or state tax laws; and factors beyond our control.  Additional information about factors that could affect the Company’s business is set forth in SEC filings.